UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 20, 2011

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 20, 2011, Speedway Motorsports, Inc. (the “Company”) and all of its operative subsidiaries, except Oil-Chem Research Corporation and its subsidiaries (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several initial purchasers (the “Initial Purchasers”), for the issuance and sale (the “Transaction”) to the Initial Purchasers of $150.0 million aggregate principal amount of the Company’s 6 3/4% Senior Notes due 2019 (the “New Notes”). The Purchase Agreement includes customary representations, warranties, covenants and indemnification obligations.

The offering price of the New Notes is 100% of the principal amount of the New Notes. The Company will use the net proceeds to finance a tender offer (the “Tender Offer”) for any and all of the Company’s 6 3/4% Senior Subordinated Notes due 2013 (the “2003 Senior Subordinated Notes”). The information filed in this Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the New Notes or the 2003 Senior Subordinated Notes.

Certain of the Initial Purchasers served as initial purchasers in connection with our 8 3/4% Senior Notes due 2016 issued in May 2009 and affiliates of certain of the Initial Purchasers are lenders under our existing credit facility. Certain of the Initial Purchasers are acting as dealer managers in connection with the Tender Offer, and the net proceeds of our offering of the New Notes are being used to repurchase the 2003 Senior Subordinated Notes. As certain of the Initial Purchasers or their affiliates own a portion of the 2003 Senior Subordinated Notes, they may receive a portion of the proceeds from the New Notes offering.

The foregoing description of the Purchase Agreement is summary in nature and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated January 20, 2011, by and among the Company, the Guarantors and the Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

January 20, 2011	/s/ William R. Brooks
William R. Brooks
Executive Vice President, Chief Financial Officer